Exhibit 99.1

Barnes & Noble Education Reports Fourth Quarter and Fiscal Year 2021 Financial Results

First Day® Courseware Delivery Models Continue Significant Growth; First Day® Complete Grows to Represent Undergraduate Student Enrollment of Approximately 300,000 in Fall 2022, up from 43,000 in the Prior Year

Bartleby® Continues to Exhibit Rapid Growth Exceeding 300,000 Gross Subscribers

Company to Host Investor Day to Discuss Long-Term Strategic Initiatives and Growth Momentum
June 29, 2021, Basking Ridge, NJ - Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the fourth quarter and fiscal year 2021. The fourth quarter and full year ended May 1, 2021, consisted of 13 weeks and 52 weeks, respectively, as compared to 14 weeks and 53 weeks in the prior year. Comparable sales data in this release excludes the impact of the additional week in fiscal year 2020.

BNED’s fiscal 2021 results were significantly impacted by the COVID-19 pandemic. Many schools adjusted their learning model and restricted on-campus activities in response to the pandemic, including the implementation of virtual/remote learning models to curtail on-campus classes and activities due to health and safety concerns. While many athletic-conferences resumed sporting activities during fiscal 2021, fan attendance at games was severely restricted or even eliminated, which further impacted sales from Retail’s high-margin general merchandise offerings. Additionally, year-over-year sales were impacted by COVID-19 related enrollment declines in higher education.
Financial results for the fourth quarter and fiscal year 2021:
•Consolidated fourth quarter sales of $222.8 million decreased 13.3% as compared to the prior year period; consolidated fiscal year sales of $1,433.9 million decreased 22.5% as compared to the prior year.
•Consolidated fourth quarter GAAP net loss was $(44.4) million, compared to a net loss of $(40.3) million in the prior year period. Consolidated fiscal year GAAP net loss was $(131.8) million, compared to a net loss of $(38.3) million in the prior year.
•Consolidated fourth quarter non-GAAP Adjusted EBITDA loss was $(31.4) million, compared to a non-GAAP Adjusted EBITDA loss of $(20.7) million in the prior year; consolidated fiscal year non-GAAP Adjusted EBITDA loss was $(65.6) million, as compared to non-GAAP Adjusted EBITDA of $42.2 million in the prior year.
•Consolidated fourth quarter non-GAAP Adjusted Earnings was $(32.8) million, compared to non-GAAP Adjusted Earnings of $(28.1) million in the prior year period; consolidated fiscal year non-GAAP Adjusted Earnings was $(89.0) million, compared to non-GAAP Adjusted Earnings of $(21.1) million in the prior year.
•Total fiscal year 2021 borrowings increased by only $2.9 million to $177.6 million as compared to the prior year period, led by working capital improvements, the sale of logo and emblematic merchandise inventory to Lids, and the strategic equity investment in BNED by Fanatics and Lids.

Operational highlights for fiscal year 2021:
•BNC First Day® digital course delivery model year-over-year revenue increased 94%, benefitting from the accelerated move to digital courseware.
•Reached agreements for 64 campus stores to support the BNC First Day® Complete courseware delivery program in Fall Term 2021, representing approximately 300,000 in total undergraduate enrollment; up from 12 campus stores and 43,000 in total undergraduate enrollment in Fall Term 2020.
•Gained over 300,000 gross subscribers for the bartleby® suite of services in fiscal 2021, with DSS revenue increasing 15.7% for the same period.

•Launched beta release of bartleby Expert Live Chat, a text-based tutoring offering that connects students to our expert network for students who have follow-up questions on a bartleby solution, need more clarity on a textbook question, or want to speak to a tutor as soon as possible.
•Continued to attract new clients and generate new business growth, signing over $103 million in gross new business in fiscal year 2021 and expanding BNED’s footprint by 52 institutions and 31 K-12 schools.
•Entered into a long-term strategic omnichannel merchandising partnership with Fanatics and Lids (FLC), forging an alliance with the two retail and ecommerce leaders in the licensed sports and emblematic merchandise category. Significant joint go-to-market activity planned with Fanatics and Lids to attract new business through enhanced offering.

“COVID-19 had a profound impact on the world over the past sixteen months and presented many challenges for the education industry. Institutions implemented remote and hybrid learning models, seemingly overnight. Our teams at BNED quickly pivoted to support our campus partners and provide valuable solutions. Their efforts have been remarkable, and I could not be prouder,” said Michael P. Huseby, Chairman and CEO, BNED. “We ensured students had their course materials wherever they were studying, and our DSS offerings provided on-demand digital tutoring and learning services to students at a time when their traditional resources were not as readily available. In addition to providing uninterrupted service, we also continued to execute and make significant progress on our strategic initiatives, including the expansion of our footprint through new school contracts, growing the number of schools and students served through our First Day inclusive access models, significantly growing our gross bartleby subscriber count to over 300,000, and forging a partnership with Fanatics and Lids (FLC), which will both bolster our logo and emblematic offerings and, as we have already started to experience, provide us with a significant advantage in competing for new business and renewing existing contracts.

“The education industry has been evolving rapidly – and while the COVID-19 pandemic shut down campuses nationwide and upended the traditional learning model, it did not stop the industry’s evolution. Rather, we believe the pandemic has further accelerated higher education’s transformation. As we look ahead to fiscal 2022 and beyond, we are focused on scaling our strategic initiatives,” continued Mr. Huseby. “We expect these initiatives to make our offerings for our campus partners even more relevant and to generate new business growth as more schools look to implement our valuable solutions. We look forward to reviewing these initiatives in further detail at our Investor Day on June 30.”

Fourth Quarter and Fiscal Year Results for 2021
Results for the 13 weeks and 52 weeks of fiscal year 2021 and the 14 weeks and 53 weeks of fiscal year 2020 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks Q4 2021	14 Weeks Q4 2020	52 Weeks 2021	53 Weeks 2020
Total Sales	$222.8	$256.9	$1,433.9	$1,851.1
Net Loss	$(44.4)	$(40.3)	$(131.8)	$(38.3)
Non-GAAP(1) Adjusted EBITDA	$(31.4)	$(20.7)	$(65.6)	$42.2
Adjusted Earnings	$(32.8)	$(28.1)	$(89)	$(21.1)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Fourth quarter Retail sales decreased by $31.0 million, or 13.0%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 6.9% for the quarter, inclusive of a 17.9% comparable course materials sales decline, partially offset by a 9.6% increase in general merchandise sales. Retail non-GAAP Adjusted EBITDA for the quarter decreased to $(22.3) million, as compared to non-GAAP Adjusted EBITDA of $(13.0) million in the prior year period.

Fiscal year 2021 retail sales were $1,330.5 million, declining $382.4 million, or 22.3%, as compared to the prior year period, with comparable store sales decreasing 26.1%, inclusive of a 15.2% comparable course materials sales decline and 45.9% comparable general merchandise sales decline, primarily due to fewer students on campus, curtailed campus activities and significant restrictions on attendance at sporting events. Retail non-GAAP Adjusted EBITDA was $(66.8) million for fiscal year 2021, compared to $36.2 million in the prior year period.

Wholesale Segment Results

Wholesale fourth quarter sales of $9.7 million decreased $9.2 million as compared to the prior year period. Wholesale sales for fiscal year 2021 of $165.8 million decreased $32.5 million, or 16.4%, as compared to the prior year period, primarily due to lower textbook sales resulting from the COVID-19 pandemic.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $(7.3) million, compared to $(6.5) million in the prior year period. Wholesale non-GAAP Adjusted EBITDA for fiscal year 2021 was $18.6 million, compared to $21.6 million in the prior year period, primarily due to lower sales.

DSS Segment Results

DSS fourth quarter sales of $8.3 million increased $1.7 million, or 25.8%, as compared to the prior year period. DSS fiscal year 2021 sales of $27.4 million increased $3.7 million, or 15.7%, as compared to the prior year period, primarily due to an increase in bartleby subscriptions.

DSS non-GAAP Adjusted EBITDA was $1.1 million for the quarter, compared to $0.9 million in the prior year period. DSS non-GAAP Adjusted EBITDA was $4.5 million for fiscal year 2021, compared to $3.4 million in the prior year period, benefitting from the growth in bartleby subscriptions.

Other

Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $4.8 million for the quarter and $22.1 million for the fiscal year.

Outlook
While it is difficult to predict the ongoing effects of the COVID-19 virus with any certainty, based on its current views, the Company expects to generate positive non-GAAP Adjusted EBITDA in fiscal year 2022, as most schools return to a traditional on-campus environment for learning and sporting activities. The Company expects non-GAAP Adjusted EBITDA to approach annual pre-COVID levels in fiscal year 2023, as campuses fully resume on-campus learning and sporting activities with substantially less-restrictive COVID-related policies and operating protocols.

Investor Day Webcast
The Company’s senior management will host a virtual investor conference beginning at 9:00 am ET on Wednesday, June 30, 2021 to discuss the Company's financial results and long-term strategic initiatives. The webcast of this investor conference can be accessed on BNED’s corporate website at investor.bned.com.

Barnes & Noble Education expects to report fiscal year 2022 first quarter results in early September 2021.

EXPLANATORY NOTE
We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,417 college, university, and K-12 school bookstores, comprised of 769 physical bookstores and 648 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate independently or along with our merchant partners, and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials are offered at a reduced price through a fee charged by the institution or included in tuition, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,300 physical bookstores (including our Retail Segment's 769 physical bookstores) and sources and distributes new and used textbooks to our 648 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Sales:
Product sales and other	$181,196	$196,752	$1,299,740	$1,671,200
Rental income	41,582	60,134	134,150	179,863
Total sales	222,778	256,886	1,433,890	1,851,063
Cost of sales:
Product and other cost of sales (a)	160,142	157,302	1,093,989	1,303,702
Rental cost of sales	26,734	34,177	87,240	104,812
Total cost of sales	186,876	191,479	1,181,229	1,408,514
Gross profit	35,902	65,407	252,661	442,549
Selling and administrative expenses	83,557	87,193	338,280	404,472
Depreciation and amortization expense	12,404	15,318	52,967	61,860
Impairment loss (non-cash) (a)	—	—	27,630	433
Restructuring and other charges (a)	(767)	15,327	9,960	18,567
Operating loss	(59,292)	(52,431)	(176,176)	(42,783)
Interest expense, net	2,211	1,563	8,087	7,445
Loss before income taxes	(61,503)	(53,994)	(184,263)	(50,228)
Income tax benefit	(17,142)	(13,661)	(52,476)	(11,978)
Net loss	$(44,361)	$(40,333)	$(131,787)	$(38,250)

Loss per common share:
Basic	$(0.86)	$(0.84)	$(2.65)	$(0.80)
Diluted	$(0.86)	$(0.84)	$(2.65)	$(0.80)
Weighted average common shares outstanding:
Basic	51,379	48,298	49,669	48,013
Diluted	51,379	48,298	49,669	48,013

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Percentage of sales:
Sales:
Product sales and other	81.3%	76.6%	90.6%	90.3%
Rental income	18.7%	23.4%	9.4%	9.7%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	88.4%	79.9%	84.2%	78.0%
Rental cost of sales (a)	64.3%	56.8%	65.0%	58.3%
Total cost of sales	83.9%	74.5%	82.4%	76.1%
Gross profit	16.1%	25.5%	17.6%	23.9%
Selling and administrative expenses	37.5%	33.9%	23.6%	21.9%
Depreciation and amortization	5.6%	6.0%	3.7%	3.3%
Impairment loss (non-cash)	—%	—%	1.9%	—%
Restructuring and other charges	(0.3)%	6.0%	0.7%	1.0%
Operating loss	(26.6)%	(20.4)%	(12.3)%	(2.3)%
Interest expense, net	1.0%	0.6%	0.6%	0.4%
Loss before income taxes	(27.6)%	(21.0)%	(12.9)%	(2.7)%
Income tax benefit	(7.7)%	(5.3)%	(3.7)%	(0.6)%
Net loss	(19.9)%	(15.7)%	(9.2)%	(2.1)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	May 1, 2021	May 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$8,024	$8,242
Receivables, net	121,072	90,851
Merchandise inventories, net	281,112	428,939
Textbook rental inventories	28,692	40,710
Prepaid expenses and other current assets	61,933	16,177
Total current assets	500,833	584,919
Property and equipment, net	89,172	97,739
Operating lease right-of-use assets	240,456	250,837
Intangible assets, net	150,904	175,125
Goodwill	4,700	4,700
Deferred tax assets, net	23,248	7,805
Other noncurrent assets	29,105	35,307
Total assets	$1,038,418	$1,156,432
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$137,578	$143,678
Accrued liabilities	92,871	95,420
Current operating lease liabilities	92,513	92,571
Short-term borrowings	50,000	75,000
Total current liabilities	372,962	406,669
Long-term operating lease liabilities	184,780	186,142
Other long-term liabilities	52,042	46,170
Long-term borrowings	127,600	99,700
Total liabilities	737,384	738,681
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 53,327 and 52,140 shares, respectively; outstanding, 51,379 and 48,298 shares, respectively	533	521
Additional paid-in-capital	734,257	732,958
Accumulated deficit	(414,614)	(282,827)
Treasury stock, at cost	(19,142)	(32,901)
Total stockholders' equity	301,034	417,751
Total liabilities and stockholders' equity	$1,038,418	$1,156,432

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Cash flows from operating activities:
Net loss	$(131,787)	$(38,250)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	52,967	61,860
Content amortization expense	5,034	4,082
Amortization of deferred financing costs	1,112	1,095
Impairment loss (non-cash) (a)	27,630	433
Merchandise inventory loss and write-off (a)	14,960	—
Deferred taxes	(15,443)	(5,380)
Stock-based compensation expense	5,095	6,638
Changes in operating lease right-of-use assets and liabilities	(4,367)	18,399
Changes in other long-term assets and liabilities and other, net	9,238	947
Changes in other operating assets and liabilities, net	68,443	(58,500)
Net cash flow provided by (used in) operating activities	32,882	(8,676)
Cash flows from investing activities:
Purchases of property and equipment	(37,223)	(36,192)
Changes in other noncurrent assets and other	348	(827)
Net cash flow used in investing activities	(36,875)	(37,019)
Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	722,600	600,900
Repayments of borrowings under Credit Agreement	(719,700)	(559,700)
Payment of deferred financing costs	(1,076)	—
Sales of treasury shares	10,869	—
Purchase of treasury shares	(894)	(1,265)
Net cash flows provided by financing activities	11,799	39,935
Net increase (decrease) in cash, cash equivalents, and restricted cash	7,806	(5,760)
Cash, cash equivalents, and restricted cash at beginning of period	9,008	14,768
Cash, cash equivalents, and restricted cash at end of period	$16,814	$9,008
Changes in other operating assets and liabilities, net:
Receivables, net	$(30,221)	$7,320
Merchandise inventories	132,867	(8,617)
Textbook rental inventories	12,018	6,291
Prepaid expenses and other current assets	(37,492)	(4,399)
Accounts payable and accrued liabilities	(8,729)	(59,095)
Changes in other operating assets and liabilities, net	$68,443	$(58,500)

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$6,778	$6,796
Income taxes paid (net of refunds)	$6,008	$(4,141)
(a) For additional information, see Note (a) - (b) in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The results of operations for the fourth quarter and full-year ended May 1, 2021 consisted of 13 weeks and 52 weeks, respectively, as compared to 14 weeks and 53 weeks in the prior year. The components of the sales variances are as follows:

Dollars in millions	May 1, 2021
	13 weeks ended	52 weeks ended
Retail Sales
New stores (a) (b)	$6.1	$64.2
Closed stores (a) (b)	(2.9)	(35.4)
Comparable stores (b)	(20.1)	(409.2)
Textbook rental deferral	(15.0)	(3.3)
Service revenue (c)	1.1	(0.7)
Other (d)	(0.2)	2.0
Retail Sales subtotal:	$(31.0)	$(382.4)
Wholesale Sales	$(9.1)	$(32.5)
DSS Sales	$1.7	$3.7
Eliminations (e)	$4.3	$(6.0)
Total sales variance	$(34.1)	$(417.2)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended		14 weeks ended		52 weeks ended		53 weeks ended
	May 1, 2021		May 2, 2020		May 1, 2021		May 2, 2020
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	765	676	772	664	772	647	772	676
Stores opened	8	—	5	9	40	58	50	71
Stores closed	4	28	5	26	43	57	50	100
Number of stores at end of period	769	648	772	647	769	648	772	647

(b)    Effective April 4, 2021, as per the FLC merchandising partnership agreement, logo and emblematic general merchandise sales were fulfilled by FLC and we recognized commission revenue earned for these sales on a net basis. For Comparable Sales details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category are as follows:

Dollars in millions	May 1, 2021
	13 weeks ended (a)		52 weeks ended (a)
Textbooks (Course Materials)	$(17.1)	(17.9)%	$(158.4)	(15.2)%
General Merchandise	6.9	9.6%	(235.3)	(45.9)%
Trade Books	(1.5)	(33.2)%	(20.9)	(64.3)%
Total Comparable Store Sales	$(11.7)	(6.9)%	$(414.6)	(26.1)%

(a) The results of operations for the fourth quarter and full-year ended May 1, 2021 and consisted of 13 weeks and 52 weeks, respectively, as compared to 14 weeks and 53 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week for fiscal 2020.

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented. Sales for logo and emblematic general merchandise fulfilled by FLC and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information (Unaudited)
(In thousands)

Adjusted Earnings	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Net loss	$(44,361)	$(40,333)	$(131,787)	$(38,250)
Reconciling items, after-tax (below)	11,541	12,196	42,754	17,124
Adjusted Earnings (Non-GAAP)	$(32,820)	$(28,137)	$(89,033)	$(21,126)

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$27,630	$433
Merchandise inventory loss and write-off (b)	14,960	—	14,960	—
Content amortization (non-cash) (c)	1,334	1,109	5,034	4,082
Restructuring and other charges (d)	(767)	15,327	9,960	18,567
Reconciling items, pre-tax	15,527	16,436	57,584	23,082
Less: Pro forma income tax impact (e)	3,986	4,240	14,830	5,958
Reconciling items, after-tax	$11,541	$12,196	$42,754	$17,124

Adjusted EBITDA	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Net loss	$(44,361)	$(40,333)	$(131,787)	$(38,250)
Add:
Depreciation and amortization expense	12,404	15,318	52,967	61,860
Interest expense, net	2,211	1,563	8,087	7,445
Income tax benefit	(17,142)	(13,661)	(52,476)	(11,978)
Impairment loss (non-cash) (a)	—	—	27,630	433
Merchandise inventory loss and write-off (b)	14,960	—	14,960	—
Content amortization (non-cash) (c)	1,334	1,109	5,034	4,082
Restructuring and other charges (d)	(767)	15,327	9,960	18,567
Adjusted EBITDA (Non-GAAP)	$(31,361)	$(20,677)	$(65,625)	$42,159

(a) During the 52 weeks ended May 1, 2021, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $27,630. During the 53 weeks ended May 2, 2020, we recorded an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) During the 52 weeks ended May 1, 2021, we recognized a merchandise inventory loss and write-off of $14,960 in cost of goods sold in the Retail segment, comprised of a loss of $10,262 related to the sale of our logo and emblematic general merchandise inventory below cost to FLC and an inventory write-off of $4,698 related to our initiative to exit certain product offerings and streamline/rationalize our overall non-logo general merchandise product assortment resulting from the centralization of our merchandising decision-making during the year.

(c) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(d) During the 52 weeks ended May 1, 2021, we recognized restructuring and other charges totaling $9,960 comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, an actuarial gain related to a frozen retirement benefit plan (non-cash), shareholder activist activities, and costs related to development and integration associated with Fanatics and FLC partnership agreements.

     During the 53 weeks ended May 2, 2020, we recognized restructuring and other charges totaling $18,567 comprised primarily of severance and other employee termination and benefit costs associated with several management changes and the elimination of various positions as part of cost reduction objectives, an actuarial loss related to a frozen retirement benefit plan (non-cash), store impairment loss, and professional service costs for restructuring, process improvements, and shareholder activist activities.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)
	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Adjusted EBITDA (non-GAAP)	$(65,625)	$42,159
Less:
Capital expenditures (a)	37,223	36,192
Cash interest	6,778	6,796
Cash taxes	6,008	(4,141)
Free Cash Flow (non-GAAP)	$(115,634)	$3,312

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures
	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Physical store capital expenditures	$10,382	$13,926
Product and system development	11,747	15,710
Content development costs	8,741	4,335
Other	6,353	2,221
Total Capital Expenditures	$37,223	$36,192

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information (Unaudited)
(In thousands, except percentages)

Segment Information (a)	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Sales
Retail (b)	$207,511	$238,479	$1,330,470	$1,712,892
Wholesale	9,679	18,838	165,825	198,353
DSS	8,349	6,637	27,374	23,661
Eliminations	(2,761)	(7,068)	(89,779)	(83,843)
Total	$222,778	$256,886	$1,433,890	$1,851,063

Gross profit
Retail (c)	$45,574	$60,623	$211,322	$384,096
Wholesale	(3,446)	(1,883)	34,683	39,805
DSS (c)	8,195	6,374	26,607	22,581
Eliminations	1,873	1,402	43	149
Total	$52,196	$66,516	$272,655	$446,631

Selling and administrative expenses
Retail	$67,863	$73,616	$278,149	$347,869
Wholesale	3,812	4,574	16,085	18,238
DSS	7,062	5,457	22,116	19,172
Corporate Services	4,843	3,574	22,079	19,403
Eliminations	(23)	(28)	(149)	(210)
Total	$83,557	$87,193	$338,280	$404,472

Adjusted EBITDA (Non-GAAP) (d)
Retail	$(22,289)	$(12,993)	$(66,827)	$36,227
Wholesale	(7,258)	(6,457)	18,598	21,567
DSS	1,133	917	4,491	3,409
Corporate Services	(4,843)	(3,574)	(22,079)	(19,403)
Eliminations	1,896	1,430	192	359
Total	$(31,361)	$(20,677)	$(65,625)	$42,159

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) Effective April 4, 2021, as per the FLC merchandising partnership agreement, logo and emblematic general merchandise sales were fulfilled by FLC and we recognized commission revenue earned for these sales on a net basis.

(c) For the 13 and 52 weeks ended May 1, 2021, gross margin excludes a merchandise inventory loss and write-off of $14,960 in the Retail Segment, comprised of a loss of $10,262 related to the sale of our logo and emblematic general merchandise inventory below cost to FLC and an inventory write-off of $4,698 related to our initiative to exit certain product offerings and streamline/rationalize our overall non-logo general merchandise product assortment resulting from the centralization of our merchandising decision-making during the year. Additionally, gross margin for the Retail Segment excludes amortization expense (non-cash) related to content development costs of $167 and $745 for the 13 and 52 weeks ended May 1, 2021, respectively, and $210 and $814 for the 14 and 53 weeks ended May 2, 2020, respectively.

Gross margin for the DSS Segment excludes amortization expense (non-cash) related to content development costs of $1,167 and $4,289 for the 13 and 52 weeks ended May 1, 2021, respectively, and $899 and $3,268 for the 14 and 53 weeks ended May 2, 2020, respectively.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales
	13 weeks ended May 1, 2021	14 weeks ended May 2, 2020	52 weeks ended May 1, 2021	53 weeks ended May 2, 2020
Gross margin
Retail	22.0%	25.4%	15.9%	22.4%
Wholesale	(35.6)%	(10.0)%	20.9%	20.1%
DSS	98.2%	96.0%	97.2%	95.4%
Eliminations	N/A	N/A	N/A	N/A
Total gross margin	23.4%	25.9%	19.0%	24.1%

Selling and administrative expenses
Retail	32.7%	30.9%	20.9%	20.3%
Wholesale	39.4%	24.3%	9.7%	9.2%
DSS	84.6%	82.2%	80.8%	81.0%
Corporate and Other	N/A	N/A	N/A	N/A
Total selling and administrative expenses	37.5%	33.9%	23.6%	21.9%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cash flow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 1, 2021 expected to be filed with the SEC on June 30, 2021, which includes consolidated financial statements for each of the three years for the period ended May 1, 2021 (Fiscal 2021, Fiscal 2020, and Fiscal 2019) and the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2020 filed with the SEC on September 3, 2020, the Company's Quarterly Report on Form 10-Q for the period ended October 31, 2020 filed with the SEC on December 8, 2020, and the Company's Quarterly Report on Form 10-Q for the period ended January 30, 2021 filed with the SEC on March 9, 2021.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, unparalleled best-in-class assortment of school apparel through a strategic alliance with Fanatics and Lids, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
(908) 991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
(908) 991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 1, 2021. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.